EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS
EASTGROUP PROPERTIES, INC.

We consent to the  incorporation  by  reference in the  registration  statements
(Nos. 333-109769 and 333-29159) on Form S-3 and the registration statements (Nos. 33-60909, 333-91405, 333-51666, 333-117308 and 333-125719) on Form S-8 of
EastGroup Properties, Inc. of our report dated March 8, 2006, except as to note 19, which is as of June 8, 2006, with respect to the consolidated balance sheets of EastGroup Properties, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the Current Report on Form 8-K of EastGroup Properties, Inc. dated June 8, 2006.

                                    KPMG LLP
Jackson, Mississippi
June 8, 2006